    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 1996

                                                      REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                      AND
                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                        FORM S-3 REGISTRATION STATEMENT
                                 NO. 33-49719
                                ---------------
                             PROVIDIAN CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------
               DELAWARE                              51-0108922
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)
                                                  ROBERT L. WALKER
                                         SENIOR VICE PRESIDENT--FINANCE AND
                                               CHIEF FINANCIAL OFFICER
                                                PROVIDIAN CORPORATION
                                                  PROVIDIAN CENTER
                                               400 WEST MARKET STREET
                                             LOUISVILLE, KENTUCKY 40202
                                                   (502) 560-3250
           PROVIDIAN CENTER              (NAME, ADDRESS, INCLUDING ZIP CODE,
        400 WEST MARKET STREET          AND TELEPHONE NUMBER, INCLUDING AREA
      LOUISVILLE, KENTUCKY 40202             CODE, OF AGENT FOR SERVICE)
            (502) 560-2000

   (ADDRESS, INCLUDING ZIP CODE, AND
TELEPHONE NUMBER, INCLUDING AREA CODE,
  OF REGISTRANT'S PRINCIPAL EXECUTIVE
               OFFICES)
                                ---------------
                                  COPIES TO:
      C. CRAIG BRADLEY, JR., ESQ.            ROBERT M. THOMAS, JR., ESQ.
           STITES & HARBISON                     SULLIVAN & CROMWELL
        400 WEST MARKET STREET                    125 BROAD STREET
      LOUISVILLE, KENTUCKY 40202              NEW YORK, NEW YORK 10004
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined in light of market conditions and other factors.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                                PROPOSED MAXIMUM        AMOUNT OF
                    TITLE OF EACH CLASS OF                     AGGREGATE OFFERING     REGISTRATION
                 SECURITIES TO BE REGISTERED                      PRICE (1)(3)           FEE (4)
- --------------------------------------------------------------------------------------------------
Debt securities...............................................   $389,000,000(2)        $134,138

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Or its equivalent in any other currency or composite currency.
(2) Or, if securities are issued at original issue discount, such greater amount as shall result in aggregate proceeds of $389,000,000 to the Registrant.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(4) Pursuant to Rule 429 under the Securities Act of 1933, $111,000,000 of
    Debt Securities are being carried forward from the Form S-3 Registration Statement No. 33-49719 of the Registrant for inclusion in the Prospectus filed herewith. A registration fee of $34,688 has been paid with respect to such Debt Securities.
                                ---------------
  This Registration Statement, which is a new Registration Statement, also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 33-49719 of the Registrant, which was declared effective on January 12, 1994.
Such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with
Section 8(c) of the Securities Act of 1933. Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus filed as part of this Registration Statement also constitutes a Prospectus for the Form S-3 Registration
Statement No. 33-49719; the $111,000,000 of Debt Securities remaining unsold from Registration Statement No. 33-49719 will be combined with the
$389,000,000 aggregate amount of Debt Securities to be registered pursuant to this Registration Statement to enable the Registrant to offer an aggregate amount of $500,000,000 of Debt Securities pursuant to the combined Prospectus.
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

LOGO

                                  $500,000,000

                             PROVIDIAN CORPORATION

                                DEBT SECURITIES

                               ----------------

  The Company may from time to time offer Debt Securities consisting of debentures, notes, and/or other unsecured evidences of indebtedness in one or more series at an aggregate initial public offering price not to exceed $500,000,000 or its equivalent in any other currency or composite currency. The Debt Securities may be offered as separate series in amounts, at prices, and on terms to be determined at the time of sale. The accompanying Prospectus Supplement sets forth with regard to the series of Debt Securities in respect of which this Prospectus is being delivered the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in a composite currency), maturity, rate, if any (which may be fixed or variable), time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any listing on a securities exchange, the initial public offering price, and any other terms in connection with the offering and sale of such series of Debt Securities.

  The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities directly to other purchasers or through agents. Such underwriters may include Goldman, Sachs & Co. or may be a group of underwriters represented by firms which may include Goldman, Sachs & Co. Goldman, Sachs & Co. and other persons may also act as agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the series of Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters, and the compensation, if any, of such underwriters or agents.

                               ----------------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION  NOR   HAS  THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                              GOLDMAN, SACHS & CO.

                               ----------------

               The date of this Prospectus is             , 1996.

  FOR NORTH CAROLINA RESIDENTS ONLY: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THE OFFERING, NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

                               ----------------

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement for further information on the Company and the Debt Securities.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information under the Exchange Act with the SEC. Such reports, proxy statements, and other information can be inspected and copied at the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained from the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of such material and other information about the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California.

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, filed by the Company with the SEC (File No. 1-6701) under the Exchange Act, are incorporated herein by reference:

    (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (which incorporates by reference certain portions of the 1995 Annual Report to Stockholders and the Proxy Statement for the Annual Meeting of Stockholders held on May 1, 1996);

    (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

    (c) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

  All documents filed by the Company under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of it from the respective dates such documents are filed. Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statements so modified shall not be deemed to be a part of this Prospectus, except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered (including any beneficial owner), on written or oral request, a copy of any or all of the documents incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be made to Providian Corporation, P.O. Box 32830, Louisville, Kentucky 40232,
Attention: Office of the Secretary, Telephone: (502) 560-2000.

                             PROVIDIAN CORPORATION

  Providian Corporation (formerly Capital Holding Corporation) (the "Company") is a diversified insurance and financial services company. The Company markets products and services through its subsidiaries, one or more of which is licensed to do business in all 50 states, in Puerto Rico, and in the District of Columbia.

  The Company is incorporated under the laws of the State of Delaware. Its principal executive offices are located in the Providian Center, 400 West Market Street, Louisville, Kentucky 40202, and its telephone number is (502) 560-2000.

BUSINESS SEGMENTS

  The operations of the Company and its subsidiaries have been classified into five business segments: Providian Bancorp, Providian Direct Insurance, Providian Agency Group, Providian Capital Management, and Corporate and Other.

 Providian Bancorp

  Providian Bancorp ("Bancorp") markets consumer loans, deposit products and other banking services using mail, telephone and other direct response channels. Consumer loans include unsecured credit cards, unsecured revolving lines, revolving secured home equity loans, closed end mortgages, a credit card primarily secured by an interest-bearing savings account and insurance premium financing loans. In addition to lending products, Bancorp provides money market deposit accounts to retail customers and certificates of deposit to both retail and institutional customers and provides certain fee-based products and services to its customers. Bancorp does business primarily through First Deposit National Bank ("FDNB") and Providian National Bank ("PNB").

  Bancorp's unsecured consumer loans are principally generated through direct mail and telephone solicitations directed to a prescreened list of prospective accountholders, followed by credit verification. Four principles guide development of specific underwriting criteria for each mailing: (i) sufficient credit history; (ii) demonstrated responsible use of credit; (iii) necessary income qualification; and (iv) no recent significant increase in revolving indebtedness.

  Key profit drivers for Bancorp's spread-based businesses are portfolio asset growth, the level of credit losses, the cost to acquire customers, pricing (rates offered to borrowers) and funding costs. Bancorp limits its exposure to changes in interest rates through various asset/liability management strategies. As a result of these strategies and the relatively stable cost of funds, asset growth, credit losses and acquisition costs have a much stronger influence on the profitability of the spread-based businesses than cost of funds. Key profit drivers for Bancorp's fee-based businesses (including its consumer lending businesses which generate significant fee income) include the number of customer relationships, pricing, servicing costs, persistency, and the cost to acquire customers. Bancorp's strategy is to profitably build sustainable, long-term customer relationships generating both spread- and fee-based income.

 Providian Direct Insurance

  Providian Direct Insurance ("PDI") markets life, health and personal lines property and casualty insurance and related fee-based products to individuals directly and through third-party organizations primarily using television, direct mail and telephone. PDI also markets its products to retired and active duty military service personnel through the agency field force of Academy Insurance Group, Inc. ("Academy"), a subsidiary of the Company. Academy has the endorsement of the Non-Commissioned Officers Association, providing its agents/counselors with preferred access to military personnel.

  The more significant profit drivers for PDI's business include the overall level of sales and persistency as well as claims and operating expense management. PDI's practice is to design profitability into its products through its underwriting and rate structuring activities, while actively managing its markets. This approach includes first looking for high-potential markets and then identifying the types of products that can profitably serve needs in those markets.

 Providian Agency Group

  Providian Agency Group ("PAG") markets traditional and interest-sensitive individual life insurance products, health insurance products and related services through home service representatives of the Company's following life insurance subsidiaries: Commonwealth Life Insurance Company; Peoples Security Life Insurance Company; and Capital Security Life Insurance Company. PAG is a market-focused distributor of insurance products committed to meeting the needs of low and middle income families, primarily in the Southeastern and Mid-Atlantic states. In addition, PAG leverages its insurance capabilities by marketing insurance products in partnerships with several third-party insurance and marketing organizations.

  Substantially all of PAG's home service representatives are employees of the Company and do not represent other insurers. Such representatives receive compensation from sales commissions and from renewal and service commissions. The compensation arrangement is designed to reward representatives who not only sell new policies, but who also effectively maintain and service in-force business to meet Company sales and persistency objectives.

  Premium growth, interest spreads, spending levels and underwriting margins are key drivers of PAG's profitability. Premium growth is driven by three important factors: the number and retention of agents in the field, agent productivity and policy persistency. The individual life insurance business is a mature market in which first year premiums are expected to grow slowly as the primary insurance-buying population decreases slightly over the next several years. In response, PAG has reduced its spending levels by streamlining operations and strengthening its risk management capabilities. PAG has also been successful in retaining its current business and in generating a relatively stable stream of earnings.

 Providian Capital Management

  Providian Capital Management ("PCM") is responsible for the marketing and management of spread- and fee-based retirement and savings products issued through the Company's life insurance subsidiaries as well as the management of all insurance-related invested assets. In the spread-based management business, PCM receives deposits from customers, and in most situations, guarantees to return the full principal plus interest at a specified or formula-driven rate. These funds are invested to earn income and capital appreciation sufficient to cover customer guarantees, pay expenses and produce a profit. In the fee-based business, PCM assumes little, if any, investment risk. Fee-based products provide certain liquidity and withdrawal benefits or tax advantages to customers but generally do not guarantee the performance of underlying assets.

  PCM offers a broad array of financial products, including floating and fixed rate guaranteed investment contracts (GICs), Trust GIC (synthetic GICs) and separate account products offered to pension funds, banks, mutual funds and other organizations. These contracts have stated as well as indeterminant maturities. PCM markets individual annuities including fixed and variable contracts and immediate life annuities (primarily structured settlements) to customers through banks, securities brokerage firms, financial planners and third-party marketing organizations.

  The level of PCM's profits is a function of a number of business and economic factors which may change in importance from time to time given market conditions and management's perspective of and tolerance for risk.

  Profits on spread-based products represent the excess of investment earnings over the interest credited on policyholder deposits and related costs. Profits are primarily driven by changes in interest rates, product growth, mix of assets and liabilities, credit experience and spending levels. Interest rate exposure is controlled through asset/liability strategies designed to appropriately manage the estimated durations of both assets and liabilities. To control credit risk, PCM maintains strict underwriting standards and emphasizes a diverse investment portfolio. The current asset/liability mix will result over time in lower spread margins in a rising interest rate environment and higher spread margins in a falling interest rate environment.

 Corporate and Other

  Corporate and Other includes activities of a general corporate nature such as debt service, corporate-wide marketing programs, intersegment eliminations, an allocation of net investment income for the capital allocated to business segments, adjustments given to the business segments for tax preferenced investments, intercompany service fees, real estate development activities and certain staff functions. This category also includes the results of businesses that have not yet been integrated into the Company's other business segments.

  The following summary of operations by business segment sets forth amounts for the years ended December 31, 1995, 1994 and 1993.

                                    REVENUES

                                                    YEARS ENDED DECEMBER 31
                                                   ----------------------------
SEGMENT                                              1995      1994      1993
- -------                                            --------  --------  --------
                                                     (DOLLARS IN MILLIONS)
Providian Bancorp:
  Interest income................................. $  457.1  $  322.0  $  316.8
  Other income....................................    335.8     269.6     223.1
                                                   --------  --------  --------
      Total.......................................    792.9     591.6     539.9
Providian Direct Insurance:
  Premiums:
    Life..........................................    320.3     307.6     298.9
    Health........................................    180.1     186.1     198.0
    Property and casualty.........................    174.8     176.5     143.7
    Other product lines...........................      6.5       6.4       7.1
                                                   --------  --------  --------
      Total premiums..............................    681.7     676.6     647.7
  Investment and other income, net of expenses....    104.8     103.1     109.5
                                                   --------  --------  --------
      Total.......................................    786.5     779.7     757.2
Providian Agency Group:
  Premiums:
    Life..........................................    359.6     347.8     344.4
    Health........................................     59.6      62.4      65.5
    Other product lines...........................     28.1      30.1      37.3
                                                   --------  --------  --------
      Total premiums..............................    447.3     440.3     447.2
  Investment and other income, net of expenses....    295.8     286.0     287.6
                                                   --------  --------  --------
      Total.......................................    743.1     726.3     734.8
Providian Capital Management:
  Premiums........................................     65.6      24.7      71.1
  Investment and other income, net of expenses....  1,019.0     883.5     761.7
                                                   --------  --------  --------
      Total.......................................  1,084.6     908.2     832.8
Corporate and Other:
  Realized investment loss........................    (68.5)   (100.3)    (20.2)
  Other...........................................     49.8      53.6      34.5
                                                   --------  --------  --------
      Total.......................................    (18.7)    (46.7)     14.3
                                                   --------  --------  --------
Consolidated...................................... $3,388.4  $2,959.1  $2,879.0
                                                   ========  ========  ========

                        INCOME BEFORE FEDERAL INCOME TAX

                                                       YEARS ENDED DECEMBER
                                                                31
                                                      ------------------------
SEGMENT                                                1995     1994     1993
- -------                                               -------  -------  ------
                                                      (DOLLARS IN MILLIONS)
Providian Bancorp.................................... $ 187.9  $ 150.0  $117.7
Providian Direct Insurance:
  Life...............................................    72.1     64.5    56.5
  Health.............................................    36.5     41.8    45.8
  Property and casualty..............................     9.3     10.1     8.2
  Other product lines................................    (5.4)    (6.4)  (12.6)
                                                      -------  -------  ------
                                                        112.5    110.0    97.9
Providian Agency Group:
  Life...............................................   175.9    179.0   185.7
  Health.............................................     2.9      4.0     3.9
  Other product lines................................     3.3     (1.0)    4.1
                                                      -------  -------  ------
                                                        182.1    182.0   193.7
Providian Capital Management:
  Spread-based.......................................   118.6    130.7   131.3
  Fee-based..........................................    16.4      5.9     2.8
                                                      -------  -------  ------
                                                        135.0    136.6   134.1
Corporate and Other:
  Realized investment loss, net of related
   amortization......................................   (68.2)  (106.1)  (21.9)
  Other..............................................   (43.0)   (32.0)  (34.4)
                                                      -------  -------  ------
                                                       (111.2)  (138.1)  (56.3)
                                                      -------  -------  ------
Consolidated......................................... $ 506.3  $ 440.5  $487.1
                                                      =======  =======  ======

REGULATORY ENVIRONMENT

 Banking

  The primary regulator of the Company's principal consumer lending subsidiaries, FDNB and PNB, is the Office of the Comptroller of the Currency ("OCC"). The banks' deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") and, accordingly, the banks are subject to certain regulations of the FDIC. As members of the Federal Reserve System, the banks are also subject to regulation by the Board of Governors of the Federal Reserve System. Regulations of the OCC and other applicable federal regulatory agencies affect many areas of banking operations, including capital ratios, reserve requirements, the payment of dividends and permitted investments.

  FDNB must comply with certain restrictions under the Bank Holding Company Act in order to maintain its grandfathered status. These restrictions include a limitation on its ability to engage in certain new activities and a 7% annual cap on its asset growth. PNB's charter limits its activities to credit card operations.

  Notwithstanding their direct or indirect ownership of FDNB and PNB, neither the Company nor any of its subsidiaries is a "bank holding company" within the meaning of the Bank Holding Company Act of 1956, as amended.

  The relationship between the Company's consumer banking subsidiaries and their customers is extensively regulated by federal and state consumer protection laws. The most significant laws include the federal Truth-in-Lending, Equal Credit Opportunity, Fair Credit Reporting and Truth-in-Savings Acts.

These laws impose disclosure requirements when a consumer credit loan is advertised, when it is extended and in connection with monthly billing statements, limit the liability of credit card holders for unauthorized use, prohibit certain discriminatory practices and limit the manner in which consumer credit reports may be used.

 Insurance

  The business of the Company's insurance subsidiaries is subject to regulation and supervision by the insurance regulatory authority of each state in which the subsidiaries are licensed to do business. Such regulators grant licenses to transact business; regulate trade practices; approve policy forms; license agents; approve certain premium rates; establish minimum reserve and loss ratio requirements; review form and content of required financial statements; prescribe the type and amount of investments permitted; and assure that capital, surplus and solvency requirements are met. Insurance companies can also be required under the solvency or guaranty laws of most states in which they do business to pay assessments up to prescribed limits to fund policyholder losses or liabilities of insolvent insurance companies. They are also required to file detailed annual reports with supervisory agencies, and records of their business are subject to examination at any time. Under the rules of the National Association of Insurance Commissioners (the "NAIC"), a self-regulatory organization of state insurance commissioners, insurance companies are examined periodically by one or more of the supervisory agencies.

  In 1992, the NAIC adopted the "Risk Based Capital for Life and/or Health Insurers Model Act" (the "Model Act") which was designed to identify inadequately capitalized life and health insurers. The Model Act defines two key measures: (i) Total Adjusted Capital, which equals an insurer's statutory capital and surplus plus its Asset Valuation Reserve, plus half its liability for policyholder dividends, and (ii) Risk Based Capital. Risk Based Capital is determined by a complex formula which is intended to take into account the various risks assumed by an insurer. The NAIC adopted a similar, though more elaborate model act for property/casualty insurers in 1993. Should an insurer's Adjusted Capital fall below certain prescribed levels (defined in terms of its Risk Based Capital), the Model Act provides for four different levels of regulatory attention:

  "Company Action Level": Triggered if an insurer's Adjusted Capital is less than 100% but greater than or equal to 75% of its Risk Based Capital; requires the insurer to submit a plan to the appropriate regulatory authority that discusses proposed corrective action.

  "Regulatory Action Level": Triggered if an insurer's Adjusted Capital is less than 75% but greater than or equal to 50% of its Risk Based Capital; authorizes the regulatory authority to perform a special examination of the insurer and to issue an order specifying corrective actions.

  "Authorized Control Level": Triggered if an insurer's Adjusted Capital is less than 50% but greater than or equal to 35% of its Risk Based Capital; authorizes the regulatory authority to take whatever action it deems necessary.

  "Mandatory Control Level": Triggered if an insurer's Adjusted Capital falls below 35% of its Risk Based Capital; requires the regulatory authority to place the insurer under its control.

  Since the Total Adjusted Capital levels of the Company's insurance subsidiaries currently exceed all of the action levels as defined by the NAIC's Model Acts, these Model Acts currently have no impact on the Company's operations or financial condition.

  Although the federal government does not directly regulate insurance business, except with respect to Medicare supplement plans, legislation and administration policies concerning premiums, age and gender discrimination, financial services and taxation, among other areas, can significantly affect the insurance business.

 Insurance Holding Company

  States have enacted legislation requiring registration and periodic reporting by insurance companies domiciled within their respective jurisdictions that control or are controlled by other corporations so as to constitute a holding company system. The Company and its subsidiaries have registered as a holding company system pursuant to such legislation in Kentucky, Missouri, North Carolina, New York, Illinois and New Jersey.

  Insurance holding company system statutes and rules impose various limitations on investments in subsidiaries and may require prior regulatory approval for the payment of dividends and other distributions in excess of statutory net gain from operations on an annual noncumulative basis by the registered insurance company to the holding company or its affiliates. The NAIC is seeking changes in state law which would further restrict the amount of dividends which could be paid without prior approval.

 Separate Accounts

  Separate accounts of the Company's subsidiaries that offer individual variable annuities are registered with the SEC under the Investment Company Act of 1940 and are governed by the provisions of the Internal Revenue Code of 1986, as amended, pertaining to the tax treatment of annuities.

COMPETITION

 Banking

  The credit card and consumer revolving loan business is highly competitive. The industry has recently experienced rising charge-offs and continued competitive pressure. Competitors continually refine their use of advertising, target marketing, balance transfers, pricing competition, incentive programs and changes in the terms of certain credit cards, including lowering the rate of interest charged on balances and adopting "tiered" or "risk-adjusted" or "performance-based" rates under which the annual percentage rate is lowered or raised for the issuer's most or least creditworthy customers.

  In response to the competitive environment, Bancorp has implemented a variety of new programs to attract and retain customers, including reducing interest rates on selected accounts and marketing additional fee-based products. Bancorp has generally retained the right to alter various charges, fees and other terms with respect to consumer credit accounts. In addition, Bancorp has experienced steady growth in its secured loan products and is increasing its efforts to offer additional products to underserved markets.

 Insurance

  The insurance industry is highly competitive with over 2,000 life insurance companies competing in the United States, some of which have substantially greater financial resources, broader product lines and larger staffs than the Company's insurance subsidiaries. Additionally, life insurance companies face increasing competition from banks, mutual funds and other financial entities for attracting investment funds.

  The Company's insurance subsidiaries differentiate themselves through progressive marketing techniques, product features, price, customer service, stability and reputation, as well as competitive credit ratings. The insurance subsidiaries maintain their competitive position by their focus on lower risk markets and efficient cost structure. Other competitive strengths include integrated asset/liability management, risk management and innovative product engineering.

                                USE OF PROCEEDS

  The Company intends to use the net proceeds from the sale of Debt Securities offered hereby for general corporate purposes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The following summary consolidated financial data presents the consolidated results of operations of the Company and its subsidiaries. The summary information should be read in conjunction with and is qualified in its entirety by the detailed information and financial statements, including the notes thereto, contained in the documents incorporated by reference in this Prospectus. See "Incorporation of Certain Documents by Reference." The Summary Consolidated Financial Data for the six-month periods ended June 30, 1996 and 1995, are unaudited and reflect all adjustments which are, in the opinion of management, necessary to a fair presentation for the interim periods. All such adjustments are of a normal recurring nature. The results of operations for the six-month period ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year ending December 31, 1996.

                           SIX MONTHS ENDED
                               JUNE 30,                     YEARS ENDED DECEMBER 31,
                          --------------------  ----------------------------------------------------
                            1996       1995       1995       1994       1993       1992      1991
                          ---------  ---------  ---------  ---------  ---------  --------- ---------
                           (DOLLARS IN MILLIONS EXCEPT PER COMMON AND COMMON EQUIVALENT SHARE AND
                                                         RATIO DATA)
SUMMARY OF STATEMENTS OF
 INCOME:
Premiums and other
 considerations.........  $   605.5  $   606.0  $ 1,194.6  $ 1,141.2  $ 1,167.7  $ 1,190.0 $ 1,056.0
Investment income, net
 of expenses............      936.2      932.0    1,861.4    1,595.6    1,461.4    1,453.5   1,479.9
Consumer loan servicing
 fees...................      121.2       98.3      250.2      206.8      172.8      140.3     110.0
Realized investment gain
 (loss).................       (0.6)     (50.3)     (68.5)    (100.3)     (20.1)       6.5     (18.8)
Other income, net.......      100.3       67.9      150.7      115.8       97.2       47.3      33.3
                          ---------  ---------  ---------  ---------  ---------  --------- ---------
   Total revenues.......    1,762.6    1,653.9    3,388.4    2,959.1    2,879.0    2,837.6   2,660.4
Total benefits and
 expenses...............    1,469.8    1,428.9    2,882.1    2,518.6    2,391.9    2,385.6   2,314.5
Federal income tax......       87.6       68.3      155.2      135.9      164.4      129.5      95.7
Dividends on Company-
 obligated mandatorily
 redeemable preferred
 securities of Providian
 LLC....................        2.9        2.9        5.8        3.7        --         --        --
                          ---------  ---------  ---------  ---------  ---------  --------- ---------
Net income..............      202.3      153.8      345.3      300.9      322.7      322.5     250.2
Dividends on
 nonconvertible
 preferred stock........        --         --         --         1.2        6.8        6.8       8.6
                          ---------  ---------  ---------  ---------  ---------  --------- ---------
Net income applicable to
 common stock...........  $   202.3  $   153.8  $   345.3  $   299.7  $   315.9  $   315.7 $   241.6
                          =========  =========  =========  =========  =========  ========= =========
Net income per common
 and common equivalent
 share..................  $    2.16  $    1.59  $    3.60  $    3.02  $    3.12  $    3.14 $    2.66
                          =========  =========  =========  =========  =========  ========= =========
SELECTED DATA FROM
 STATEMENTS OF FINANCIAL
 CONDITION:
Cash and investments....  $21,407.0  $20,880.9  $21,924.6  $19,268.9  $18,734.4  $16,791.3 $15,661.7
Total assets............   26,824.3   25,742.2   26,838.6   23,613.4   22,929.0   20,588.3  18,873.0
Total policy
 liabilities............   16,407.4   17,439.5   16,751.5   16,509.8   15,500.5   13,928.8  12,877.5
Long-term debt issued
 by:
 Corporate..............      745.6      754.3      720.8      694.3      589.3      589.3     611.2
 Bancorp................       50.0        --         --         --         --         --        --
Company-obligated
 mandatorily redeemable
 preferred securities of
 Providian LLC..........      100.0      100.0      100.0      100.0        --         --        --
Realized shareholders'
 equity (1).............    2,715.0    2,485.0    2,596.4    2,431.3    2,478.7    2,195.7   1,947.1
Total shareholders'
 equity (2).............    2,781.2    2,653.1    2,961.0    2,121.9    2,492.9    2,185.9   1,930.9
RATIO OF EARNINGS TO
 FIXED CHARGES (3)......        5.6        4.8        5.1        5.7        7.0        6.0       4.7
RATIO OF EARNINGS TO
 FIXED CHARGES,
 INCLUDING INTEREST ON
 BANKING DEPOSITS (4)...        3.2        3.0        3.2        3.8        4.6        3.9       2.9
RATIO OF EARNINGS TO
 FIXED CHARGES,
 INCLUDING INTEREST ON
 BANKING DEPOSITS,
 ANNUITIES AND OTHER
 FINANCIAL PRODUCTS (5).        1.5        1.3        1.4        1.5        1.6        1.5       1.4

- -------
(1) Realized shareholders' equity excludes from total shareholders' equity the net unrealized investment gain (loss) on debt securities and redeemable preferred stocks, net of adjustments for deferred acquisition costs and deferred income taxes.
(2) Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which increased shareholders' equity by $261.4 million as of that date.
(3) For the purpose of computing the ratio of earnings to fixed charges, earnings have been calculated by adding to pretax income from continuing operations the amount of fixed charges reduced for capitalized interest and increased for amortization of previously capitalized interest. Fixed charges consists of interest on debt and a portion of net rental expense, approximately one-third, deemed to represent interest.
(4) Computation of this ratio is the same as described in note (3) above except that fixed charges also include interest on banking deposits.
(5) Computation of this ratio is the same as described in note (3) above except that fixed charges also include interest on banking deposits, annuities and other financial products.

                         DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in that Prospectus Supplement. The term "Debt Securities," as used in this caption, refers to all Securities issued under the Indenture (as defined below) and includes any Offered Debt Securities.

  The Offered Debt Securities are to be issued under an Indenture dated as of January 1, 1994 (the "Indenture"), between the Company and First Trust of New York, National Association (successor to Morgan Guaranty Trust Company of New
York), as Trustee (the "Trustee"), which is incorporated by reference as an exhibit to the Registration Statement. The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference. Section or Article references are to the Indenture. Capitalized terms not otherwise defined herein shall have the meaning given them in the Indenture.

GENERAL

  The Debt Securities will be unsecured obligations of the Company and will rank equally and ratably with other unsecured and unsubordinated indebtedness of the Company. The Indenture does not limit the amount of debentures, notes, or other evidences of indebtedness that may be issued under it. Debt Securities may be issued from time to time in one or more series up to the aggregate amount authorized by the Company.

  Reference is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for the following terms and additional provisions, where applicable, of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on their aggregate principal amount; (3) the Person to whom any interest on any Offered Debt Security shall be payable if other than to the Person in whose name the Offered Debt Security is registered at the Regular Record Date; (4) the price(s) (expressed as a percentage of the aggregate principal amount thereof) at which they will be issued; (5) the date(s), or the methods by which to determine such date(s), on which the principal of the Offered Debt Securities will be payable;
(6) the rate(s) (which may be fixed or variable) at which they will bear interest, if any, and the date from which such interest will accrue and the dates on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (7) the Place(s) of Payment for the principal, premium, if any, and interest on the Offered Debt Securities; (8) any mandatory or optional sinking fund or analogous provisions; (9) any index used to determine the amount of payments of principal of and premium, if any, and interest; (10) the date, if any, after which, the terms upon which and the price(s) at which the Company may redeem them at its option; (11) the currency or currencies (including composite currencies) of payment of principal of and premium, if any, and interest thereon if other than U.S. dollars; (12) whether the Indenture provisions relating to defeasance and/or covenant defeasance will apply to them; (13) whether they are to be issuable in the form of one or more Global Securities; (14) the denominations of the Offered Debt Securities, if other than in denominations of $1,000 and any integral multiple thereof; (15) the portion of the principal (if other than all principal Outstanding) due upon a declaration of acceleration of the Offered Debt Security; and (16) any other terms.

  Unless otherwise indicated in the Prospectus Supplement, principal (and premium, if any) and interest, if any, on the Offered Debt Securities will be payable, and transfers of the Offered Debt Securities will be registrable, at the Corporate Trust Office of the Trustee; provided that, at the

Company's option, interest may be paid by (i) check mailed to the address of the Person entitled thereto as it appears in the Security Register or (ii) wire transfer to an account maintained by such Person located in the United States. (Sections 301, 305, 307, 308 and 1002) Unless otherwise indicated in an applicable Prospectus Supplement, payment of any interest due on any Offered Debt Security will be payable to the Person in whose name such Offered Debt Security is registered at the close of business on the Regular Record Date for such interest. (Sections 307 and 308)

  Unless the Prospectus Supplement otherwise indicates, the Offered Debt Securities will be issued in registered form without coupons in denominations of $1,000 and any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith, other than for certain exchanges not involving any transfer. (Section 305) The Indenture provides that Debt Securities may be issuable in the form of one or more Global Securities. (Sections 205, 301 and 305) See "--Global Securities."

  Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a substantial discount from their stated principal amount. Special United States federal income tax and other considerations applicable to Offered Debt Securities issued at an original issue discount, including Original Issue Discount Securities, and special United States federal income tax considerations applicable to any Offered Debt Securities that are denominated in other than U.S. dollars are described under "United States Taxation."

GLOBAL SECURITIES

  If any Offered Debt Securities are issuable in the form of one or more Global Securities, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Offered Debt Security issuable in the form of one or more Global Securities may exchange such interests for Offered Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. (Sections 101, 301 and 305) Principal of and any premium and interest on Offered Debt Securities issuable in the form of one or more Global Securities will be payable in the manner described in the applicable Prospectus Supplement.

RESTRICTIVE COVENANTS

 Limitations on Liens on Restricted Subsidiaries' Capital Stock

  The Company will not, and it will not permit any Restricted Subsidiary (defined below) at any time directly or indirectly to, create, assume, incur, or permit to exist any indebtedness secured by a pledge, lien, or other encumbrance on the capital stock of any Restricted Subsidiary without making effective provision whereby the Debt Securities then outstanding (and, if the Company so elects, any other indebtedness ranking on a parity with the Debt Securities) shall be equally and ratably secured with such secured indebtedness so long as such other indebtedness shall be secured; provided, however, that this covenant shall not be applicable to liens (as defined in Section 1007) of
(i) taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith or which is less than $5,000,000, (ii) liens created by or resulting from any litigation or legal proceeding being contested in good faith or involving claims of less than $5,000,000, or (iii) deposits to secure (or in lieu of) surety, stay, appeals or custom bonds. (Section 1007)

 Limitations on Sales of Restricted Subsidiaries' Capital Stock

  The Company is restricted from disposing of in any way any shares of capital stock of a Restricted Subsidiary (other than for directors' qualifying shares or dispositions to a Subsidiary), and Restricted

Subsidiaries are restricted from disposing of in any way any shares of capital stock of any other Restricted Subsidiary (other than for directors' qualifying shares or dispositions to the Company or to a Subsidiary), except the entire capital stock of such Restricted Subsidiary owned by the Company for a consideration which, in the opinion of the Board of Directors, is at least equal to the fair value thereof. (Section 1008) Unless otherwise specified in the Prospectus Supplement, the term "Restricted Subsidiary" means any Subsidiary of the Company with assets greater than or equal to 5% of all assets of the Company and its Subsidiaries (excluding the assets of Providian Bancorp, Inc. and its subsidiaries), computed and consolidated in accordance with generally accepted accounting principles. The term "Restricted Subsidiary" does not include Providian Bancorp, Inc. (a subsidiary of the Company) or any of its subsidiaries. (Section 101)

DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides, if such provision is made applicable to the Debt Securities of any series pursuant to Section 301 of the Indenture, that the Company may elect either:

    (a) to defease and be discharged from any and all obligations with respect to Outstanding Debt Securities of such series (except for the obligations to register the transfer or exchange of such Debt Securities; to replace temporary or mutilated, destroyed, lost, or stolen Debt Securities; to maintain an office or agency in respect of the Debt Securities; and to hold moneys for payment in trust) ("defeasance"); or

    (b)(1) to be released from its obligations with respect to the Outstanding Debt Securities of such series under Sections 801(3) (limitation on creation of liens in connection with mergers or consolidations of the Company, etc.), 1006 (payment of taxes and other claims), 1007 (limitation on creation of liens on capital stock of Restricted Subsidiaries), and 1008 (limitation on sales of capital stock of Restricted Subsidiaries) of the Indenture; and (2) that the occurrence of an event specified in Section 501(4) (with respect to Sections 801(3), 1007, and 1008) or Section 501(5), as described in clauses (d) and (e) under "Events of Default," shall not be deemed to be an Event of Default under the Indenture with respect to such Debt Securities ("covenant defeasance"), upon the irrevocable deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations (as defined) that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any) and interest on such series of Debt Securities, and any mandatory sinking funds or analogous payments thereon, on the scheduled due dates therefor.

  Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of such series of Debt Securities will not recognize income, gain, or loss for federal income tax purposes as a result of the deposit, defeasance (and discharge of such series of Debt Securities) or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such deposit, defeasance (and discharge of such series of Debt Securities) or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture. The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance and/or covenant defeasance with respect to the Debt Securities of a particular series.

  In the event the Company exercises its option to omit compliance with certain covenants of the Indenture with respect to any series of Debt Securities and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

  The Prospectus Supplement will state if the defeasance and/or the covenant defeasance provisions will apply to the Offered Debt Securities. (Article Thirteen)

EVENTS OF DEFAULT

  The following are Events of Default with respect to Debt Securities of any series: (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (b) failure to pay any principal of or premium, if any, on any Debt Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included solely for the benefit of any series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) default in and acceleration of any indebtedness for money borrowed by the Company or any Restricted Subsidiary in excess of an aggregate principal amount of $10,000,000 under the terms of the instrument under which such indebtedness is issued or secured, if such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture;
(f) certain events in bankruptcy, insolvency, or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

  If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

  The Trustee will be under no obligation, subject to the provisions of the Indenture relating to the duties of the Trustee in the case an Event of Default shall occur and be continuing, to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Debt Securities, unless such Holder shall have offered to the Trustee reasonable indemnity. (Sections 601 and 603) Subject to such indemnification provisions, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series affected will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

  No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, the Holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of (and premium, if any) and interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Section 508)

  The Company will be required to furnish to the Trustee within 120 days after the end of each fiscal year of the Company a statement as to any default in the performance and observance of any of the terms, provisions and conditions of the Indenture or any Board Resolution adopted with respect to the issuance of any series of Debt Securities under Section 301 of the Indenture. (Section
1004)

MODIFICATION AND WAIVER

  The Company and the Trustee may modify or amend the Indenture with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each affected Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (b) reduce the principal amount of, or the premium (if any) or interest payable upon the redemption of any Debt Security; (c) change the Place of Payment where, or the coin or currency in which, any Debt Security or the premium (if any) or interest thereon is payable; (d) reduce the amount of principal of an Original Issue Discount Debt Security payable upon acceleration of the Maturity thereof;
(e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof; or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section
902)

  The Company may omit in any particular instance to comply with certain restrictive provisions set forth in the Indenture (Sections 1004 to 1008, inclusive) with respect to the Debt Securities of any series if before the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Debt Securities of such series shall by the Act of such Holders either expressly waive such compliance in such instance or generally waive compliance with such term, provision, covenant or condition. (Section 1009) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of that series or in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

  The Indenture provides that, in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder: (a) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof to such date; and (b) the principal amount of a Debt Security denominated in other than U.S. dollars shall be the U.S. dollar equivalent, determined in the manner contemplated by Section 301 of the Indenture on the date of original issuance of such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Debt Security, the U.S. dollar equivalent on the date of original issuance of such Debt Security of that amount determined as provided in clause
(a) above of such Debt Security). (Section 101)

CONSOLIDATION, MERGER, AND SALE OF ASSETS

  The Indenture provides that the Company, without the consent of any Holders of Outstanding Debt Securities, may (i) consolidate or merge with or into any Person, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, or permit any Person to consolidate with or merge into the Company, or (ii) permit any Person to convey, transfer or lease its properties and assets substantially as an entirety to the Company (collectively, the "Transactions"), provided that in any such case: (a) the successor Person, in connection with any Transaction, is organized under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture; (b) after giving effect to a Transaction, no Event of Default (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have happened and be continuing; (c) if, as a result of any Transaction, properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, the Company or such successor Person, as the case may be, shall take steps as shall be necessary effectively to secure the Debt Securities equally and ratably with (or prior to) all indebtedness secured thereby; and (d) certain other conditions, with respect to the Transactions described in clause (i) of this paragraph, are met. (Article Eight)

GOVERNING LAW

  The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

REGARDING THE TRUSTEE

  Under the Indenture, First Trust of New York, National Association, as successor Trustee to Morgan Guaranty Trust Company of New York, any future successor Trustee thereto under the Indenture, or any other Trustee under the Indenture, is required to satisfy certain continuing eligibility criteria, including the maintenance of certain ratings assigned to the long-term debt of any such Trustee (or the long-term debt of the holding company of which such Trustee is a subsidiary if no such ratings for such Trustee are available), in order to be and remain a trustee under the Indenture. (Section 609) No resignation or removal of the Trustee and appointment of a successor Trustee will be effective until the acceptance of appointment by a successor Trustee pursuant to the provisions of the Indenture. (Sections 610 and 611)

                              PLAN OF DISTRIBUTION

  The Company may sell Debt Securities to or through underwriters and also may sell Debt Securities directly to other purchasers or through agents. Such underwriters or agents may include Goldman, Sachs & Co. or a group of underwriters represented by firms including Goldman, Sachs & Co., and will be named in the Prospectus Supplement. Goldman, Sachs & Co. may also act as agents.

  The distribution of the Debt Securities may be affected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Underwriters, dealers, and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of Debt Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

  Each series of Offered Debt Securities will be a new issue with no established trading market. The Company may elect to list any series of Offered Debt Securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Debt Securities.

  Under agreements the Company may enter into, underwriters, dealers, and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

  Certain of the underwriters or agents and their associates may be customers of, engage in transactions with, and perform services for the Company in the ordinary course of business.

                          VALIDITY OF DEBT SECURITIES

  Unless otherwise specified in the Prospectus Supplement with respect to the Offered Debt Securities, the validity of the Debt Securities will be passed upon for the Company by Stites & Harbison, Louisville, Kentucky, and if sold to or through underwriters or agents, by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

  The consolidated financial statements of the Company incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and the related schedules included therein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and related schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Registration Fee..............................................  $134,138
      Trustee's Fees and Expenses...................................     2,500*
      Printing and Engraving Expenses...............................    50,000*
      Rating Agency Fees............................................   130,000*
      Accountants' Fees and Expenses................................    50,000*
      Legal Fees and Expenses.......................................   100,000*
      Blue Sky Fees and Expenses....................................    20,000*
      Miscellaneous.................................................    13,362*
                                                                      --------
          Total.....................................................  $500,000*
                                                                      ========

- --------
  *Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law empowers a corporation, with limitations, to indemnify its directors, officers, employees, and agents against expenses (including attorneys' fees), judgments, fines, and certain settlements actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful).

  The Company has purchased insurance coverage for its directors and officers with respect to certain liabilities incurred in their capacities as such, and insuring the Company against any payments which it is obligated to make to such persons under the above indemnification provisions.

  The Delaware General Corporation Law allows Delaware corporations to include in their certificates of incorporation provisions (a) to eliminate or limit their directors' personal liability to the Company and its shareholders for monetary damages for violations of their fiduciary duty of care in certain cases (including gross negligence) and (b) to enhance the scope of authorized indemnification (including the advancing of litigation expenses) for its directors, officers, employees, and agents. Further, a corporation can entitle an individual to an advance of expenses associated with a legal proceeding before its conclusion, if that individual agrees to repay the expenses advanced if it is ultimately determined that indemnification was not warranted.

  The Company's Certificate of Incorporation (a) limits Company directors' liability in certain circumstances, (b) enhances indemnification rights for its directors, officers, employees, and agents to the fullest extent permitted by Delaware law in the manner described above, and (c) entitles an individual to an advance of expenses as described above. Section 6.1 of the Company's By-Laws provides that the Company's officers, directors, employees, and agents shall have such rights to indemnification as are provided for in the Company's Certificate of Incorporation.

ITEM 16. EXHIBITS.

      1.1  --Form of Underwriting Agreement.
      4.1* --Indenture, dated as of January 1, 1994, between the Company and First Trust of New York, National Association, (successor to Morgan Guaranty Trust Company of New York), as Trustee.
      5.1  --Opinion of Stites & Harbison as to validity of Debt
            Securities, and including consent.
     12.1  --Computation of Ratio of Earnings to Fixed Charges.
     23.1  --Consent of Ernst & Young LLP.
     23.2  --Consent of Stites & Harbison (included in Exhibit 5.1).
     24.1 --Certified copy of resolution of the Board of Directors of the Company authorizing the corporation and its officers to name attorneys-in-fact to sign on their behalf this registration statement and any and all amendments (including post-effective amendments) thereto.
     24.2  --Powers of attorney authorizing Robert L. Walker, Elaine J.
            Robinson and R. Michael Slaven to sign the registration statement and any and all amendments (including post-effective amendments) to the registration statement on behalf of the Company and its respective directors and applicable officers.
     25.1 --Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of First Trust of New York, National Association

- --------
  *Incorporated herein by reference to Exhibit 4.4 to the Registrant's annual report on Form 10-K (File No. 1-6701) for the year ended December 31, 1993.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the "Act");

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this registration statement;

    (2) that for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of its annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) Insofar as indemnification for liabilities under the Act may be permitted to directors, officers, and controlling persons of the registrant under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of such registrant in the successful defense of any action, suit, or proceeding) is asserted against the registrant by such director, officer, or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LOUISVILLE AND COMMONWEALTH OF KENTUCKY, ON THIS 13TH DAY OF AUGUST, 1996.

                                          Providian Corporation

                                          By: Irving W. Bailey II*
                                            Chairman of the Board
                                            and Chief Executive Officer

                                               /s/ R. Michael Slaven
                                          *By: ________________________________
                                                    R. Michael Slaven
                                                  Attorney-in-fact for
                                                   Irving W. Bailey II

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THIS 13TH DAY OF AUGUST, 1996.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


            Irving W. Bailey II             Chairman of the Board and Chief Executive
___________________________________________   Officer (Principal Executive Officer)
           Irving W. Bailey II*

             Robert L. Walker*              Senior Vice President--Finance and Chief
___________________________________________   Financial Officer (Principal Financial
             Robert L. Walker                 Officer)

             Steven T. Downey*              Vice President and Controller
___________________________________________   (Principal Accounting Officer)
             Steven T. Downey

            John L. Clendenin*              Director
___________________________________________
             John L. Clendenin

           John M. Cranor, III*             Director
___________________________________________
            John M. Cranor, III

             Lyle Everingham*               Director
___________________________________________
              Lyle Everingham

           Raymond V. Gilmartin*            Director
___________________________________________
           Raymond V. Gilmartin


                 SIGNATURE                                     TITLE
                 ---------                                     -----


             J. David Grissom*              Director
___________________________________________
             J. David Grissom

             Watts Hill, Jr.*               Director
___________________________________________
              Watts Hill, Jr.

            Ned C. Lautenbach*              Director
___________________________________________
             Ned C. Lautenbach

            F. Warren McFarlan*             Director
___________________________________________
            F. Warren McFarlan

            Shailesh J. Mehta*              President, Chief Operating Officer
___________________________________________   and Director
             Shailesh J. Mehta

                                            Director
___________________________________________
              Martha R. Seger

            Larry D. Thompson*              Director
___________________________________________
             Larry D. Thompson


        /s/ R. Michael Slaven
*By: ________________________________
  R. Michael Slaven
  Attorney-in-fact

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                         DESCRIPTION OF EXHIBITS
 -------                        -----------------------
  1.1    --Form of Underwriting Agreement.
  4.1*   --Indenture, dated as of January 1, 1994, between the Company and
          First Trust of New York, National Association (successor to Morgan
          Guaranty Trust Company of New York),
          as Trustee.
  5.1    --Opinion of Stites & Harbison as to validity of Debt Securities, and including consent.
 12.1    --Computation of Ratio of Earnings to Fixed Charges.
 23.1    --Consent of Ernst & Young LLP.
 23.2    --Consent of Stites & Harbison (included in Exhibit 5.1).
 24.1    --Certified copy of resolution of the Board of Directors of the
          Company authorizing the corporation and its officers to name attorneys-in-fact to sign on their behalf this registration statement and any and all amendments (including post-effective amendments) thereto.
 24.2    --Powers of attorney authorizing Robert L. Walker, Elaine J. Robinson and R. Michael Slaven to sign the registration statement and any and all amendments (including post-effective amendments) to the registration statement on behalf of the Company and its respective directors and applicable officers.
 25.1    --Form T-1 Statement of Eligibility and Qualification under the Trust
          Indenture Act of 1939, as amended, of First Trust of New York,
          National Association.

- --------
* Incorporated herein by reference to Exhibit 4.4 to the Registrant's annual report on Form 10-K (File No. 1-6701) for the year ended December 31, 1993.